Exhibit 99

NEWS RELEASE

August 19, 2002 Investor Relations (973) 560-8106

E-mail: investor@aquiscommunications.com

AQUIS COMMUNICATIONS GROUP AND PRINCIPAL LENDERS

CONSUMMATE DEBT RESTRUCTURE

PARSIPPANY, NJ - Aquis Communications Group, Inc. ("Aquis Communications" or the "Company") (OTC BB: AQIS) consummated its previously announced restructuring with its principal lenders, including FINOVA Capital Corporation and Amro International, S.A. The Company's senior lender, FINOVA, exchanged approximately $34 million in debt for a new convertible preferred stock and warrants, which are convertible or exchangeable for 79.99 percent of the fully diluted shares of Aquis, and restructured senior debt. The new convertible preferred stock and warrants were issued to a newly formed, wholly owned subsidiary of the Company's senior lender. The restructured senior debt payable to the Company's senior lender, representing approximately $9 million, is payable over four years. Aquis also has the ability to have $2.0 million of this debt forgiven if it is successful in retiring $7.0 million of its debt by a date certain.

Subordinated debt was reduced from approximately $2.5 million to $1 million and in exchange, Amro received convertible preferred stock and warrants, which are convertible or exchangeable for 9.9 percent of the fully diluted shares of Aquis. Finally, the holders of the Company's existing preferred stock received $300,000 in new non-convertible preferred stock. Existing common stockholders represent the remaining 10.11 percent of the outstanding common stock of the restructured company.

About Aquis Communications

Aquis Communications Group, Inc. currently offers one-way and two-way interactive messaging as well as national, regional and local messaging services to customers in the Northeast and Mid-Atlantic areas. The Company also offers cellular, long distance and data services. Headquartered in Parsippany, NJ, Aquis

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Communications maintains offices in Freehold, NJ and Tyson's Corner, VA. Ladenburg Thalmann & Co. Inc. acted as financial advisor to Aquis Communications during the restructuring. For more information on Aquis Communications visit: http://www.aquiscommunications.com.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995:

This press release contains statements about expected future events and financial results that are forward-looking, involve known and unknown risks, uncertainties and other factors not under the Company's control and which may cause actual results, performance and achievements of the Company to be materially different from anticipated results, performance or expectations of the Company. These factors include, but are not limited to, those that are detailed in the Company's periodic filings with the Securities and Exchange Commission. Any forward-looking statements represent the best judgment of the Company as of the date of this release, and the Company disclaims any intent or obligation to update any such statements.

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